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                                                               Page 1 of 7 Pages




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                  SCHEDULE 13G

                                 (RULE 13D-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(B)


                               (AMENDMENT NO. 1)(1)


                      MARTHA STEWART LIVING OMNIMEDIA, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    573083102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     / /   Rule 13d-1(b)

     / /   Rule 13d-1(c)

     /x/   Rule 13d-1(d)


---------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP NO. 573083102                  13G                       Page 2 of 7 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KLEINER PERKINS CAUFIELD & BYERS IX-A, L.P.,
                   A CALIFORNIA LIMITED PARTNERSHIP ("KPCB IX-A")
                   94-3320707
------------ -------------------------------------------------------------------
     2       Check the Appropriate Box if a Member of a Group*  (a) / / (b) /x/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER                      0
      NUMBER OF             ---------- -----------------------------------------
       SHARES                   6      SHARED VOTING POWER            1,511,758
    BENEFICIALLY            ---------- -----------------------------------------
     OWNED BY                   7      SOLE DISPOSITIVE POWER                 0
  EACH REPORTING            ---------- -----------------------------------------
   PERSON WITH                  8      SHARED DISPOSITIVE POWER        1,511,758
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON                                                   1,511,758
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              10.4%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP NO. 573083102                  13G                       Page 3 of 7 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KPCB IX ASSOCIATES, LLC, A CALIFORNIA LIMITED LIABILITY COMPANY ("KPCB IX ASSOCIATES") 94-3320706
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / / (b) /x/
------------ -------------------------------------------------------------------
     3       SEC USE only
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
--------------------------- ---------- -----------------------------------------
                                5      SOLE VOTING POWER                      0
                            ---------- -----------------------------------------
                                6      SHARED VOTING POWER

                                       1,944,543 shares of which 1,511,758
                                       shares are held directly by KPCB IX-A,
                                       386,116 shares are held directly by KPCB
                                       IX Associates, and 46,669 shares are held
                                       directly by Kleiner Perkins Caufield &
         NUMBER OF                     Byers IX-B, L.P., a California limited
          SHARES                       partnership ("KPCB IX-B"). KPCB IX
       BENEFICIALLY                    Associates is the general partner of KPCB
         OWNED BY                      IX-A and KPCB IX-B.
      EACH REPORTING        ---------- -----------------------------------------
       PERSON WITH              7      SOLE DISPOSITIVE POWER                 0
                            ---------- -----------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       1,944,543 shares of which 1,511,758
                                       shares are held directly by KPCB IX-A,
                                       386,116 shares are held directly by KPCB
                                       IX Associates, and 46,669 shares are held
                                       directly by KPCB IX-B. KPCB IX Associates
                                       is the general partner of KPCB IX-A and
                                       KPCB IX-B.
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                       1,944,543
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                         / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           13.4%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



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CUSIP NO. 573083102                   13G                      Page 4 of 7 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   L. JOHN DOERR
------------ -------------------------------------------------------------------
     2       Check the Appropriate Box if a Member of a Group* (a) / / (b) /x/
------------ -------------------------------------------------------------------
     3       SEC USE only
------------ -------------------------------------------------------------------
     4       Citizenship or Place of Organization

                   UNITED STATES
--------------------------- ------- --------------------------------------------
                              5     SOLE VOTING POWER
                                    5,998 shares of which 5,000 shares are held
                                    through vested options (exercisable
                                    within 60 days).
                            ------- --------------------------------------------
                              6     SHARED VOTING POWER
                                    1,994,403 shares of which 1,511,758 shares
                                    are held directly by KPCB IX-A, 386,116
                                    shares are held directly by KPCB IX
                                    Associates, 46,669 shares are held directly
                                    by KPCB IX-B, and 49,860 shares are held
                                    directly by KPCB Information Sciences
                                    Zaibatsu Fund II, L.P., a California limited
                                    partnership ("KPCB ZF II"). KPCB IX
                                    Associates is the general partner of KPCB
                                    IX-A and KPCB IX-B. KPCB VII Associates,
                                    L.P., a California limited partnership
                                    ("KPCB VII Associates") is the general
                                    partner of KPCB ZF II. Mr. Doerr is a
                                    managing director of KPCB IX Associates and
                                    a general partner of KPCB VII Associates.
                                    Mr. Doerr disclaims beneficial ownership of
                                    the shares held directly by KPCB IX-A, KPCB
                                    IX Associates, KPCB IX-B and KPCB ZF II.
         NUMBER OF         ------- --------------------------------------------
          SHARES              7     SOLE DISPOSITIVE POWER
        BENEFICIALLY                5,998 shares of which 5,000 shares are held
         OWNED BY                   through vested options (exercisable within
           EACH                     60 days).
        REPORTING
       PERSON WITH          ------- --------------------------------------------
                              8     SHARED DISPOSITIVE POWER
                                    1,994,403 shares of which 1,511,758 shares
                                    are held directly by KPCB IX-A, 386,116
                                    shares are held directly by KPCB IX
                                    Associates, 46,669 shares are held directly
                                    by KPCB IX-B, and 49,860 shares are held
                                    directly by KPCB ZF II. KPCB IX Associates
                                    is the general partner of KPCB IX-A and KPCB
                                    IX-B. KPCB VII Associates is the general
                                    partner of KPCB ZF II. Mr. Doerr is a
                                    managing director of KPCB IX Associates and
                                    a general partner of KPCB VII Associates.
                                    Mr. Doerr disclaims beneficial ownership of
                                    the shares held directly by KPCB IX-A, KPCB
                                    IX Associates, KPCB IX-B and KPCB ZF II.
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      1,995,401
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                         / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               13.7%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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                                                               Page 5 of 7 Pages

     ITEM 1(A)       NAME OF ISSUER:

                     Martha Stewart Living Omnimedia, Inc.

     ITEM 1(B)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     11 West 42nd Street
                     New York, NY 10036

   ITEM 2(A)-(C)     NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING:

                     This statement is being filed by KPCB IX Associates whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. Mr. Doerr, a managing director of KPCB IX Associates and a general partner of KPCB VII Associates, whose principal business address is c/o Kleiner Perkins Caufield & Byers, 2750 Sand Hill Road, Menlo Park, CA 94025, is a United States citizen.
                     KPCB IX Associates is the general partner of KPCB IX-A and KPCB IX-B. KPCB VII Associates is the general partner of KPCB ZF II.

     ITEM 2(D)       TITLE OF CLASS OF SECURITIES:

                     Common Stock

     ITEM 2(E)       CUSIP NUMBER:

                     573083102

     ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                     Not Applicable

      ITEM 4.        OWNERSHIP.

                     See rows 5-11 of cover pages.

      ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     Not Applicable

      ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Under certain circumstances set forth in the limited partnership agreements of KPCB IX-A, KPCB IX-B and KPCB ZF II, and the operating agreement of KPCB IX Associates, the general and limited partners and members of such entities, may have the right to receive dividends on, or the proceeds from the sale of the Shares of Martha Stewart Living Omnimedia, Inc. held by such entity. No such partner's or member's rights relate to more than five percent of the class.

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not Applicable

      ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not Applicable

      ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable

     ITEM 10.        CERTIFICATION.

                     Not Applicable



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                                                              Pages 6 of 7 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      February 13, 2001




L. JOHN DOERR                                KPCB IX ASSOCIATES, LLC,
                                             A CALIFORNIA LIMITED LIABILITY
                                             COMPANY


Signature:    /s/  Michael S. Curry          Signature:    /s/  Brook H. Byers
              -----------------------                      ---------------------
              Michael S. Curry                             Brook H. Byers
              Attorney-in-Fact                             A Managing Director

                                             KLEINER PERKINS CAUFIELD &
                                             BYERS IX-A, L.P., A CALIFORNIA
                                             LIMITED PARTNERSHIP

                                             By:   KPCB IX Associates, LLC,
                                             a California Limited Liability
                                             Company, its General Partner

                                             Signature:    /s/  Brook H. Byers
                                                           --------------------
                                                           Brook H. Byers
                                                           A Managing Director



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                                                               Page 7 of 7 Pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 13, 2001 containing the information required by Schedule 13G, for the Shares of Martha Stewart Living Omnimedia, Inc., held by Kleiner Perkins Caufield & Byers IX-A, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.

Date:      February 13, 2001




L. JOHN DOERR                                KPCB IX ASSOCIATES, LLC,
                                             A CALIFORNIA LIMITED LIABILITY
                                             COMPANY


Signature:    /s/  Michael S. Curry          Signature:   /s/  Brook H. Byers
              -----------------------                     ----------------------
              Michael S. Curry                            Brook H. Byers
              Attorney-in-Fact                            A Managing Director

                                             KLEINER PERKINS CAUFIELD &
                                             BYERS IX-A, L.P., A CALIFORNIA
                                             LIMITED PARTNERSHIP

                                             By:   KPCB IX Associates, LLC,
                                             a California Limited Liability
                                             Company, its General Partner

                                             Signature:   /s/  Brook H. Byers
                                                          ----------------------
                                                          Brook H. Byers
                                                          A Managing Director